UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Accenture plc
(Name of Registrant as Specified in its Charter)
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Beginning on January 11, 2013, Accenture plc sent the following email to certain shareholders of the company.

Dear [Shareholder]:
I hope you enjoyed a relaxing holiday season.
By now you should have received the proxy statement for Accenture’s upcoming annual general meeting, which will be held on February 6, 2013. Further to our discussion regarding Accenture’s equity compensation, we would like to highlight the proposal to amend our share incentive plan.  As you know, equity is a fundamental part of our compensation philosophy and we strongly believe that offering incentives in the form of equity awards is critical to our ability to align the interests of our executives with those of our shareholders.  Further, we expect to continue allocating capital for share repurchases to more than offset any dilution from equity plans annually.  For these reasons (among others), our Board recommends that shareholders vote “for” this proposal, and we would like your support.  For your convenience, I have attached Accenture’s proxy statement as well as the presentation used in our previous discussion.
We are interested in continuing our dialogue and are available to set up a follow-on call at your convenience prior to the annual meeting.  Please let us know the best way to set that up.
Regards,
[Sender]